Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Mazor Robotics Ltd.:

We consent to the use of our report dated April 3, 2014 with respect to the consolidated balance sheets of Mazor Robotics Ltd. as of December 31, 2013 and 2012 and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Haifa, Israel
August 14, 2014